Exhibit 5.1 and 23.2


Stephen E. Rounds
4635 East Eighteenth Ave.
Denver, Colorado 80220

November 25, 1995

U.S. Energy Corp.
877 North 8th West
Riverton, Wyoming 82501

Re:  Registration Statement on Form S-3

Gentlemen:

U.S. Energy Corp. ("Company") proposes to file a registration statement for the offer and sale, to the public, of up to 893,675 shares of common stock, of which 812,432 are held by current shareholders ("Selling Shareholders") and 81,243 shares underlying warrants to purchase shares of common stock. The registration statement also will register the sale of the warrants. The warrants are held by RAF Financial Corp. and certain officers of RAF Financial Corp. (hereafter, together referred to as "RAF"). My opinion is required in connection with such transaction.

                            Documents Reviewed

I have examined originals, certified copies or other copies identified to my satisfaction, of the following:

1. Restated Articles of Incorporation, and Amendment to Restated Articles of Incorporation, of the Company.

2.   Bylaws of the Company, as amended.

3. The Company's Annual Report on Form 10-K for fiscal year ended May 31, 1995 (including the proxy statement for the annual meeting of the Company shareholders, to be held on November 29, 1995); the Company's Quarterly Report on Form 10-Q for the three months ended August 31, 1995 (and the Quarterly Report on Form 10-Q for the three months ended August 31, 1994); amendments filed to date to the preceding; and all other reports filed by the Company with the Commission under Section 13 of the Securities Exchange Act of 1934.

4. All exhibits listed as incorporated by reference in Part II of the registration statement on Form S-3, prepared by the Company and filed with this opinion as an exhibit.

5. The Company's registration statement on Form S-3, with which this opinion is filed as an exhibit.

6. Minutes of the proceedings of the company board of directors for the last four fiscal years.

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U.S. Energy Corp.
November 25, 1995
Page -2-


7. Warrants to purchase common shares of the Company, issued to and held by RAF Financial Corp. and certain of its officers
("RAF").

I have also consulted with Company officers and representatives (including but not limited to its transfer agent), and received representations and assurances concerning disclosures in the reports described in paragraph 3 and the registration statement described in paragraph 5, as I have deemed advisable or necessary under the circumstances. Although I have not undertaken independent verification of the matters covered by this paragraph, I have no reason to believe that the representations and assurances received are materially inaccurate or false.

                                  Opinion

Subject to compliance with applicable state securities laws, and to declaration of effectiveness of the Company's Form S-3 registration statement, and based on my review of the documents listed above, it is my opinion that the common shares to be offered and sold by the selling shareholders named in the registration statement, and (subject to payment therefor in accordance with the terms of the warrants) by RAF, are duly and validly issued, fully paid and non-assessable common shares of the company

My opinion assumes that the selling shareholders, and RAF, as applicable, deliver copies of the definitive prospectus to each purchaser of the common shares, in compliance with the Securities Act of 1933, as amended, and applicable rules of the Securities and Exchange Commission.

Yours Sincerely,



Stephen E. Rounds